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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             EPL Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

               Colorado                                84-0990658
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


2 International Plaza, Suite 245, Philadelphia, PA                    19113
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      (Address of principal executive offices)                   (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                                           Name of each exchange on which
         to be so registered                                           each class is to be registered
Common Stock $ 0.001 par value                                        The American Stock Exchange LLC
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

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: ________________________ (if applicable)

      Securities to be registered pursuant to Section 12(g) of the Act:


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                                (Title of class)

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                                (Title of class)
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Item 1.  Common Stock

         Each holder of Common Stock in entitled to one vote per share owned of record on all matters submitted to the vote of shareholders. The holders of a majority of the outstanding shares entitled to vote constitute a quorum for the taking of corporate action by shareholders. There are no cumulative voting rights. Except on matters for which higher vote is required by law, the vote of the holders of a majority of the outstanding shares present or represented and entitled to vote is required. Subject to preferences of the Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all assets of the Company upon liquidation, dissolution or winding up of the Company. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of Common Stock have no preemptive right to maintain their respective percentage of ownership in future offers and sales of stock by the Company. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of the Preferred Stock.

The Common Stock currently is included on the Nasdaq Small Cap Market under the symbol EPTG. The Common Stock has been accepted for quotation on the Nasdaq National Market under the same symbol, subject to official notice of issuance.


Item 2.  Exhibits

         Not Applicable


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)    EPL Technologies, Inc.
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Date
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By  Paul L. Devine - Chief Executive   /s/ PAUL L. DEVINE
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   Print the name and title of the signing officer under his signature.


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